Exhibit 99.1

NEWS

Georgia Gulf Reports Second Quarter 2011 Financial Results

ATLANTA— August 3, 2011 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its second quarter ended June 30, 2011.

The company reported net sales of $831.7 million for the second quarter of 2011, 13 percent higher than the net sales of $735.7 million reported in the second quarter of 2010.  Georgia Gulf reported operating income of $35.5 million for the second quarter of 2011 compared to operating income of $37.9 million for the second quarter of 2010.  Operating income was reduced primarily by lower chlorovinyls sales volumes and higher raw materials costs, partially offset by higher ECU values.

Georgia Gulf reported net income of $14.6 million, or $0.42 per diluted share, for the second quarter of 2011, compared to net income of $21.7 million, or $0.62 per diluted share, during the same quarter in the previous year.

“Our operating income improved more than $44 million for the first half of 2011 compared to the same period in 2010.  These results were achieved despite the challenges presented by the unplanned chloralkali outage as well as the logistical and production issues due to high water on the Mississippi River System in the second quarter,” said Paul Carrico, president and chief executive officer.

“With these unplanned events behind us, we expect our results for the second half of 2011 to reflect the broader North American chemicals industry recovery that is being driven by North America’s natural gas advantage and global demand,” Carrico said.  “The macroeconomic expectations that led us to increase our 2011 adjusted EBITDA guidance to a range of $275-295 million remain intact. Longer term, we also believe that our building products business is well positioned to take advantage of the eventual recovery in both the economy and housing.”

Chlorovinyls

In the Chlorovinyls segment, second quarter 2011 net sales increased to $323.7 million from $300.8 million during the second quarter of 2010. The segment posted operating income of $37.8 million, compared to operating income of $36.2 million during the same quarter in the prior year.  The increase in net sales and operating income was primarily due to higher caustic soda and resin sales prices compared to the second quarter of 2010, mostly offset by lower caustic soda and PVC sales volumes resulting from the unplanned chloralkali outage and resulting PVC force majeure, and logistical issues due to high water on the Mississippi River System.  The company’s chloralkali production returned to full capacity in June and the PVC force majeure announced in mid April was lifted in early July.  Operating income for the second quarter of 2011 includes a $1.2 million restructuring benefit from the disposition of equipment at the Oklahoma City PVC plant that was closed in 2008.

Building Products

In the Building Products segment, net sales were $274.2 million for the second quarter of 2011 compared to the $243.2 million recorded during the same quarter in the prior year. Net sales on a constant currency basis increased 9 percent.  This sales increase was driven by the benefit of the sales volumes resulting from the Exterior Portfolio acquisition in February 2011.  The segment’s operating income was $16.9 million for the second quarter of 2011, compared to $18.7 million of operating income during the same quarter the prior year. The decrease in operating income was primarily due to a less favorable geographic and product sales mix, a second quarter 2010 non-income tax benefit which did not re-occur in the second quarter of 2011, and higher SG&A costs primarily related to new product introductions.  Operating income for the second quarter of 2011 includes a $0.4 million restructuring expense related to the Exterior Portfolio acquisition.

Aromatics

In the Aromatics segment, net sales increased to $233.9 million for the second quarter of 2011 from $191.6 million during the second quarter of 2010. The increase was primarily due to higher sales prices, partially offset by lower sales volumes.  During the second quarter of 2011, the segment recorded an operating loss of $7.4 million, compared to an operating loss of $7.8 million during the same quarter in 2010. The decrease in operating loss was primarily due to improved margins, mostly offset by lower sales volumes, inventory holding losses and higher maintenance expense due to the two planned turnarounds during the quarter and logistical issues due to high water on the Mississippi River System.

Liquidity

As of June 30, 2011, the company had $41.7 million of cash on hand as well as $173.2 million of borrowing capacity available under its asset-backed loan (ABL) facility.  As of the end of the second quarter of 2011, liquidity had decreased by approximately $31.6 million compared to the end of the first quarter of 2011 primarily due to the seasonal increase in working capital needs of the business and rising raw materials costs.

Conference Call

The company will discuss second quarter financial results and business developments via conference call and webcast on Thursday, August 4, at 10:00 a.m. Eastern time.  To access the company’s second-quarter conference call, please dial (877) 312-5406 (domestic) or (706) 679-9856 (international). To access the conference call via webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=4162624.   Playbacks will be available from 1:00 p.m. Eastern time on Thursday, August 4, until 11:59 p.m. Eastern time on Thursday, August 18. Playback numbers are (855) 859-2056 (domestic) or (706) 679-9856 (international). The conference call ID number is 86006423.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The company’s vinyl-based building and home improvement products, marketed under the Royal

Group and Exterior Portfolio brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These forward looking statements relate to, among other things, our sales and adjusted EBITDA guidance for 2011, and expectations of future results.   Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future prices for our products, industry capacity levels for our products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations or the adoption of new laws or regulations that may make it more difficult or expensive to operate our businesses or manufacture our products, our ability to generate sufficient cash flows from our business, future economic conditions in the specific industries to which our products are sold, global economic conditions, the effectiveness of certain previously disclosed and recently implemented changes to our internal control over financial reporting, our ability to successfully integrate and execute our business plans for acquisitions and other factors discussed in the Securities and Exchange Commission Filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form 10-Q.

Use of Non-GAAP Measures

Georgia Gulf supplements its financial statements prepared in accordance with Generally Accepted Accounting Principles (GAAP) with Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization, as well as cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains on substantial modification of debt and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, and goodwill, intangibles, and other long-lived asset impairments) because investors commonly use Adjusted EBITDA as a main component of valuation analysis of cyclical companies such as Georgia Gulf.  Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to cash provided by operating activities as a measure of liquidity. In addition, our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

A reconciliation of forecasted 2011 Adjusted EBITDA to forecasted 2011 net income determined in accordance with GAAP is included in the table below.

$ millions
2011 Adjusted EBITDA Guidance	$275-295
Depreciation and Amortization	104
Restructuring and Other	2
Interest Expense	68
Tax Expense (30% rate)	30-36
Net Income	$71-85

CONTACTS:

Investor Relations

Martin Jarosick

(770) 395-4524

Media

Alan Chapple

(770) 395-4538

chapplea@ggc.com

Georgia Gulf Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(In thousands, except share data)	2011	2010
Assets
Cash and cash equivalents	$41,686	$122,758
Receivables, net of allowance for doubtful accounts of $6,578 in 2011 and $10,026 in 2010	419,629	267,662
Inventories	369,143	261,235
Prepaid expenses	20,231	16,606
Income tax receivable	432	899
Deferred income taxes	10,769	7,266
Total current assets	861,890	676,426
Property, plant and equipment, net	663,873	653,137
Goodwill	215,989	209,631
Intangible assets, net of accumulated amortization of $13,281 in 2011 and $11,873 in 2010	47,419	14,351
Deferred income taxes	8,666	8,078
Other assets, net	95,858	104,078
Total assets	$1,893,695	$1,665,701

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$37,557	$22,132
Accounts payable	228,495	132,639
Interest payable	22,708	22,558
Income taxes payable	1,269	2,910
Accrued compensation	22,328	38,382
Liability for unrecognized income tax benefits and other tax reserves	2,940	8,822
Other accrued liabilites	64,658	48,536
Total current liabilities	379,955	275,979
Long-term debt	744,575	667,810
Liability for unrecognized income tax benefits	46,766	46,884
Deferred income taxes	202,177	189,805
Other non-current liabilities	39,492	40,631
Total liabilities	1,412,965	1,221,109
Commitments and contingencies:
Stockholders’ equity:
Preferred stock - $0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock - $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 33,983,404 in 2011 and 33,962,291 in 2010	340	340
Additional paid-in capital	480,359	476,276
Accumulated other comprehensive income (loss), net of tax	5,130	(210)
Accumulated deficit	(5,099)	(31,814)
Total stockholders’ equity	480,730	444,592
Total liabilities and stockholders’ equity	$1,893,695	$1,665,701

Georgia Gulf Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2011	2010	2011	2010
Net sales	$831,711	$735,706	$1,619,648	$1,367,155
Operating costs and expenses:
Cost of sales	748,725	660,414	1,460,953	1,264,785
Selling, general and administrative expenses	48,183	36,959	86,669	74,817
Restructuring (income) expense	(707)	439	(125)	134
Total operating costs and expenses	796,201	697,812	1,547,497	1,339,736
Operating income	35,510	37,894	72,151	27,419
Interest expense, net	(16,919)	(17,425)	(33,389)	(35,260)
Loss on redemption of debt	(1,100)	—	(1,100)	—
Foreign exchange loss	(340)	(429)	(940)	(434)
Income (loss) before income taxes	17,151	20,040	36,722	(8,275)
Provision (benefit) for income taxes	2,563	(1,649)	10,007	(10,933)
Net income	$14,588	$21,689	$26,715	$2,658

Earnings per share:
Basic	$0.42	$0.62	$0.77	$0.08
Diluted	$0.42	$0.62	$0.77	$0.08

Weighted average common shares:
Basic	33,976	33,722	33,971	33,721
Diluted	34,002	33,722	33,992	33,721

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$14,588	$21,689	$26,715	$2,658
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	26,392	25,223	51,842	50,110
Loss on early redemption of debt	1,100	—	1,100	—
Foreign exchange loss (gain)	130	486	(85)	(45)
Deferred income taxes	2,438	4,526	5,194	(7,696)
Excess tax benefits from share-based payment arrangements	(52)	(112)	(65)	(695)
Stock based compensation	3,500	836	4,305	1,548
Long lived asset impairment charges and loss on sale of assets	—	—	—	591
Other non-cash items	1,389	5,076	1,232	5,528
Change in operating assets, liabilities and other	(45,323)	(9,792)	(162,676)	(46,076)
Net cash provided by (used in) operating activities	4,162	47,932	(72,438)	5,923
Cash flows from investing activities:
Capital expenditures	(12,823)	(9,827)	(23,692)	(20,782)
Proceeds from sale of property, plant and equipment	131	779	153	1,549
Acquisition, net of cash acquired	—	—	(71,623)	—
Net cash used in investing activities	(12,692)	(9,048)	(95,162)	(19,233)
Cash flows from financing activities:
Repayments on ABL revolver	(131,346)	(171,125)	(203,646)	(303,501)
Borrowings on ABL revolver	171,087	120,010	314,205	313,572
Repayment of long-term debt	(22,913)	(11)	(22,917)	(25)
Fees paid to amend or issue debt facilities	—	(310)	(1,480)	(3,330)
Stock compensation plan activity	39	—	39	—
Tax benefits from employee share-base exercises	52	—	65	3,328
Net cash provided by (used in) financing activities	16,919	(51,436)	86,266	10,044
Effect of exchange rate changes on cash and cash equivalents	(201)	(219)	262	(368)
Net change in cash and cash equivalents	8,188	(12,771)	(81,072)	(3,634)
Cash and cash equivalents at beginning of period	33,498	47,934	122,758	38,797
Cash and cash equivalents at end of period	$41,686	$35,163	$41,686	$35,163

GEORGIA GULF CORPORATION AND SUBSIDARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In Thousands)	2011		2010	2011		2010

Segment net sales:
Chlorovinyls	$323,663		$300,811	$649,983		$588,522
Building Products	274,156		243,249	431,660		396,299
Aromatics	233,892		191,646	538,005		382,334
Net Sales	$831,711		$735,706	$1,619,648		$1,367,155

Segment operating income (loss):
Chlorovinyls	$37,826	(1)	$36,196	$75,565	(4)	$27,544
Building Products	16,891	(2)	18,738 (3)	4,825	(5)	15,065	(3)
Aromatics	(7,448)		(7,782)	12,334		1,863
Unallocated corporate	(11,759)		(9,258)	(20,573)		(17,053)
Total operating income	$35,510		$37,894	$72,151		$27,419

(1)          Includes $1.2 million of restructuring income from the recovery of previously written down equipment

(2)          Includes $0.4 million of restructuring charges and $0.5 million of inventory purchase accounting adjustments

(3)          Includes $1.5 million reversal/recovery of non-income tax reserves

(4)          Includes $0.8 million reversal of non-income tax reserve and $1.2 million of restructuring income from the recovery of previously written down equipment

(5)          Includes $2.9 million of acquisition deal costs and inventory purchase accounting adjustment, offset by $3.6 million reversal of non-income tax reserve